SCHEDULE 14A

Information Required in Proxy Statement

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

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INTEGRATED CIRCUIT SYSTEMS, INC

(Name of Registrant as Specified in its Charter)

NOT APPLICABLE

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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2435 Boulevard of the Generals

Norristown, Pennsylvania 19403

Notice of Annual Meeting of Shareholders

To the Shareholders of Integrated Circuit Systems, Inc.:

You are cordially invited to attend the Annual Meeting of Shareholders of Integrated Circuit Systems, Inc. (the “Company”), to be held at 9:00 a.m., Eastern Standard Time, on October 28, 2004, at 111 Huntington Ave., 35th Floor, Boston, MA for the following purposes:

1. To elect three Class I directors of the Company for a three-year term; and

2. To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

Only holders of the Company’s Common Stock at the close of business on September 9, 2004 are entitled to notice of, and to vote at, the Annual Meeting and any adjournment or postponement of the Annual Meeting. Such shareholders may vote in person or by proxy. The stock transfer books of the Company will not be closed. The accompanying form of proxy is solicited by the Board of Directors of the Company.

Your vote is important. Even if you plan to attend the Annual Meeting, I urge you to complete, sign and return the enclosed proxy card in the enclosed postage-paid envelope in order to be certain your shares are represented at the meeting. If you decide to attend the meeting and wish to vote in person, you may revoke your proxy by written notice at that time.

By Order of the Board of Directors

Justine Lien
Chief Financial Officer and Corporate Secretary

September 28, 2004

INTEGRATED CIRCUIT SYSTEMS, INC.

2435 Boulevard of the Generals

Norristown, PA 19403

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

Meeting Date: October 28, 2004

The Board of Directors of Integrated Circuit Systems, Incorporated, a Pennsylvania corporation (the “Company” or “ICS”) is soliciting the enclosed proxy for use at the 2004 Annual Meeting of the Shareholders of the Company to be held on October 28, 2004 at 9:00 a.m. Eastern Standard Time and at any meetings held upon adjournment thereof (the “Annual Meeting”), for the purposes set forth herein and in the accompanying Notice of Annual Meeting. The 2004 Annual Meeting will be held at 111 Huntington Avenue, 35th Floor, Boston, MA. This proxy statement and the accompanying proxy card are being sent to you on or about September 28, 2004.

The presence, either in person or by proxy, of persons entitled to vote a majority of the Company’s outstanding common stock is necessary to constitute a quorum for the transaction of business at the Annual Meeting. As of September 9, 2004 (the “Record Date”), there were approximately 70,266,232 shares of the Company’s common stock issued and outstanding. No other voting securities of the Company were outstanding at the Record Date.

The Company will bear the cost of preparing, assembling, printing and mailing this proxy statement and the accompanying form of proxy, and the cost of soliciting proxies relating to the Annual Meeting. The Company may request banks and brokers to solicit their customers who beneficially own Common Stock listed of record in names of nominees, and will reimburse such banks and brokers for their reasonable out-of-pocket expenses for such solicitations.

FREQUENTLY ASKED QUESTIONS

What am I voting on?

The election of three Class I directors for a three-year term. Management’s nominees for such directors are: Messrs. Lewis C. Eggebrecht, Henry I. Boreen and David Dominik.

Who is entitled to vote?

Shareholders as of the close of business on September 9, 2004 (the “Record Date”) are entitled to vote at the Annual Meeting. You are entitled to one vote for each share of common stock you held on the Record Date, including shares:

•	Held directly in your name as the “shareholder of record”

•	Held for you in an account with a broker, bank, or other nominee

How do I vote by proxy?

If you are a shareholder of record, you may vote by proxy by signing and dating each proxy you receive and returning it in the prepaid envelope. If you return your signed proxy but do not indicate your voting preferences, we will vote on your behalf FOR the election of the three nominees for director listed below under Proposal No. 1, and in the discretion of the proxies upon such other business as may properly come before the meeting or any adjournment or postponement thereof. Sign your name on the back of the proxy exactly as it appears on the proxy. If you are signing in a representative capacity (for example, as an attorney, executor, administrator, guardian, trustee, or the officer or agent of a company or partnership), you should indicate your name and your title or capacity. If the stock is held in custody for a minor (for example, under the Uniform Transfers to Minors Act), the custodian should sign, not the minor. If the stock is held in joint ownership, one owner may sign on behalf of all the owners.

You have the right to revoke your proxy any time before the meeting by notifying the Company’s Secretary in writing. If you are a shareholder of record, you may also revoke your proxy by voting in person at the meeting.

How do I vote in person?

If you are a shareholder of record, you may vote your shares in person at the meeting. However, we encourage you to vote by proxy card, even if you plan to attend the meeting.

How do I vote my shares that are held by my broker?

If you have shares held by a broker or other nominee, you may instruct your broker to vote your shares by following instructions that the broker or nominee provides for you. Most brokers offer voting by mail, telephone, and Internet.

What does it mean if I receive more than one proxy card?

It means that you hold shares registered in more than one account. To ensure that all your shares are voted, sign and return each card after filling out your voting preferences on each card.

Who will count the votes?

Leslie Fleischer, Esquire, Director of Legal Affairs for the Company, will act as the judge of election at the Annual Meeting.

What constitutes a quorum?

A majority of the outstanding shares, present in person or represented by proxy, constitutes a quorum for the Annual Meeting. Abstentions and broker non-votes are counted for purposes of determining a quorum. A “broker non-vote” occurs when a broker submits a proxy that does not indicate a vote for some of the proposals because the beneficial owners have not instructed the broker on how to vote on such proposals and the broker does not have discretionary authority to vote in the absence of instructions.

How many votes are needed for election of Board nominees?

Directors will be elected by a plurality of the votes cast at the Annual Meeting, meaning the three nominees receiving the most votes will be elected directors. Only votes cast for a nominee will be counted, except that the accompanying proxy will be voted for the three director nominees unless the proxy contains instructions to the contrary. Instructions to withhold authority to vote for one or more of the nominees will result in your shares not being voted in favor of those nominees. As a result, those nominees will receive fewer total votes. However, such action will not reduce the number of votes otherwise received by the nominees.

Because directors are elected by a plurality of votes, abstentions and broker non-votes will not affect their election.

If you have questions about your admittance card, you may call Justine Lien at (610) 630-5300, or send an e-mail message to lien@icst.com.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Our Board of Directors is divided into three classes with staggered three-year terms with each class consisting as nearly as possible of one-third of the total number of directors. The seven member Board of Directors currently consists of three Class I directors, two Class II directors and two Class III directors.

A single class of directors is elected each year at the annual meeting. Each director elected at each such annual meeting will serve for a term ending on the date of the third annual meeting of stockholders after his election or until his successor has been elected and duly qualified.

The shareholders are requested to vote for three nominees to serve as directors in Class I whose terms will expire at the 2007 Annual Meeting of Shareholders or until their successors are elected and duly qualified. The three nominees are Lewis C. Eggebrecht, Henry I. Boreen and David Dominik, and each named nominee has consented to being named in the Proxy Statement as a nominee for election as director and has agreed to serve his term as director if elected.

A plurality of the votes cast at the Annual Meeting is required to elect each nominee as a Director. The Board of Directors recommends that you vote FOR Messrs. Eggebrecht, Boreen and Dominik, as the Board believes that this would serve the best interests of our Company and its shareholders. If any one or more of such nominees should for any reason become unavailable for election, the Board of Directors may, by resolution, provide for a lesser number of directors or designate a substitute. In such event, shares represented by proxies may be voted for a substitute director.

Biographical Information

The following sets forth brief biographical information for each director and executive officer of Integrated Circuit Systems, Inc. All directors of the Company hold office for their respective terms and until their successors have been elected and qualified.

Name	Age	Position
Hock E. Tan	53	Chief Executive Officer, President and Director
Justine F. Lien	42	Vice President and Chief Financial Officer
Dinh N. Bui	51	Vice President, Frequency Timing Group
Randall R. Frederick	49	Vice President, Video Business
Lewis C. Eggebrecht	60	Director
Henry I. Boreen	77	Director
David Dominik	48	Director
Michael A. Krupka	39	Director
John D. Howard	52	Director
Nam P. Suh, Ph.D.	68	Director

Hock E. Tan began serving as Chief Executive Officer and President and as a Director after the recapitalization of the Company in May 1999. Mr. Tan joined the Company in August 1994 and was appointed as Senior Vice President and Chief Financial Officer in February 1995. In April 1996, Mr. Tan was appointed to the additional post of Chief Operating Officer. Before joining our company, Mr. Tan was Vice President of Finance of Commodore International, Ltd. from 1992 to 1994. Mr. Tan has served as Managing Director of Pacven Investment, Ltd. from 1988 to 1992 and was Managing Director of Hume Industries (M) Ltd. from 1983 to 1988. His career also includes senior financial positions with PepsiCo, Inc. and General Motors Corporation. Mr. Tan holds an M.B.A. from Harvard Business School and an M.S. in Mechanical Engineering from Massachusetts Institute of Technology. Mr. Tan currently serves as a member of Class III of the Board of Directors, and his current term will expire at the annual meeting in 2006.

Justine F. Lien was appointed Chief Financial Officer after the recapitalization of the Company in May 1999 and has been with the Company since 1993. She has held titles including Director of Finance and Administration and Assistant Treasurer. Prior to joining the Company, Ms. Lien was employed by Smith Industries in various finance capacities. Ms. Lien holds a B.A. degree in Accounting from Immaculata College and is a Certified Management Accountant.

Dinh N. Bui joined ICS in May 1999 as Vice President of the Frequency Timing Group Business Unit. He was elected as an executive officer in July 2003. Prior to joining ICS, he was President and CEO of Phaselink Labs, the company he founded in 1991. From 1981 to 1991 he was at International Microcircuits, Inc., (IMI), where he provided special analog expertise for custom low power, communication and timing devices and managed development of timing devices for personal computers. Mr. Bui received an M.S.E.E. degree in Electrical Engineering from Catholic University of Leuven in Belgium in 1977.

Randall R. Frederick joined ICS in March 2000 as Director of Marketing. In October 2000, he was appointed Vice President, MicroClock Business Unit and was elected as an executive officer in July 2003. He was appointed to be the Vice President of the Video Business Unit in July 2004. Before joining ICS, Mr. Frederick was Vice President of Engineering and Marketing at International Microcircuits, Inc., (IMI), from 1998-2000. Prior to IMI, he held both Director and Vice President positions for the Logic division at Integrated Device Technology (IDT). He was with IDT from 1989-1998. Mr. Frederick has also been in product development and marketing at Fairchild Semiconductor, Inova Microsystems and Philips Semiconductor. Mr. Frederick has a B.S. in Electrical Engineering from the University of California at Davis and a MBA from California State University at San Jose. Mr. Frederick currently has over 25 years experience in the integrated circuits industry.

Lewis C. Eggebrecht has been a director since May 31, 2003. He served as Vice President and Chief Scientist of ICS from 1998 through May 30, 2003 and possesses over 30 years of experience in the integrated circuit and personal computer industries. Prior to his employment with the Company, Mr. Eggebrecht was Chief Architect for the Multimedia Products Group at Philips Semiconductor from 1996 to 1998 and was a senior engineer at S3 in 1996. Mr. Eggebrecht also held senior engineering positions at Commodore International, Franklin Computer and IBM. Mr. Eggebrecht holds numerous patents and industry awards and has authored over 25 articles for a variety of technical publications. Mr. Eggebrecht holds a B.S.E.E. degree from the Michigan Technological University and has accomplished advanced degree work at the University of Minnesota. Mr. Eggebrecht currently serves as a member of Class I of the Board of Directors, and is a candidate for re-election at the Annual meeting. If elected, Mr. Eggebrecht’s term will expire at the annual meeting in 2007.

Henry I. Boreen has been a director since December 1984 and Chairman of the Board of Directors from April 1995 to May 1999. He served as Interim Chief Executive Officer from March 1998 through October 1998. Since 1984, Mr. Boreen has been a principal of HIB International. Since 1987, Mr. Boreen has been Chairman of US Tech. Mr. Boreen served as Chairman of AM Communications, Inc., a manufacturer of telecommunications equipment from 1989 to 1999. Since 2000, Mr. Boreen has been Chairman of Combex, Inc., a software company, and since 2002, he has been the trustee of the Cardiovascular Foundation, which is a charitable trust. Mr. Boreen has over 35 years experience in the integrated circuits industry and was the founder and Chairman of Solid State Scientific, a semiconductor manufacturer. Mr. Boreen currently serves as a member of Class I of the Board of Directors, and is a candidate for re-election at the Annual meeting. If elected, Mr. Boreen’s term will expire at the annual meeting in 2007.

David Dominik has been a director since the recapitalization of the Company in May 1999. He has been a managing director of Golden Gate Capital, a private equity investment firm he co-founded, since 2000. He has also been a special limited partner of Bain Capital, LLC, a private equity investment firm since 2000. He was a managing director of Bain Capital, LLC from 1990 until March 2000. From 1986 to 1990, Mr. Dominik was a general partner of Zero Stage Capital, a venture capital firm focused on early-stage companies, and was Assistant to the Chairman of Genzyme Corporation, a biotechnology firm, from 1984 to 1986. From 1982 to 1984, he worked as a management consultant at Bain & Company, a consulting firm. Mr. Dominik also serves on the Board of Directors at Leiner, Inc. Mr. Dominik currently serves as a member of Class I of the Board of Directors, and is a candidate for re-election at the Annual meeting. If elected, Mr. Dominik’s term will expire at the annual meeting in 2007.

Michael A. Krupka has been a director since the recapitalization of the Company in May 1999. He joined Bain Capital in 1991 and has been a Managing Director since 1997. Prior to joining Bain Capital Inc., Mr. Krupka spent several years as a management consultant at Bain & Company where he focused on technology and technology-related companies. In addition, he has served in several senior operating roles at Bain Capital LLC portfolio companies. Mr. Krupka currently serves on the Board of Directors of US LEC Corporation. Mr. Krupka currently serves as a member of Class II of the Board of Directors, and his current term will expire at the annual meeting in 2005.

John D. Howard has been a director since the recapitalization of the Company in May 1999. He joined Bear Stearns in March of 1997 and is a Senior Managing Director of Bear Stearns and Chief Executive Officer of Merchant Banking. From 1990 to 1997, he was co-Chief Executive Officer of Vestar Capital Partners Inc., a private investment firm specializing in management buyouts. In addition, Mr. Howard was a Senior Vice President and partner of Wesray Capital Corporation, one of the foremost private equity sponsors and a pioneer of leveraged buyouts, from 1985 to 1990. Mr. Howard currently serves on the Board of Directors of Aeropostale, Inc., Nice-Pak Holdings Inc., and New York & Co. Mr. Howard currently serves as a member of Class II of the Board of Directors, and his current term will expire at the annual meeting in 2005.

Nam P. Suh, Ph.D. has been a director since November 2000. He is currently The Ralph E. and Eloise F. Cross Professor and Director at the Park Center for Complex Systems (formerly The Manufacturing Institute) at the Massachusetts Institute of Technology (“MIT”). He has been with the MIT faculty since 1970 and during this time, he served as the Head of the Department of Mechanical Engineering from 1991 to 2001. He was also the Founding Director of the MIT Laboratory for Manufacturing and Productivity, founder and Director of the MIT-Industry Polymer Processing Program, head of the Mechanics and Material Division of the Mechanical Engineering department, and a member of the Engineering Council of MIT. Between 1984 and 1988, he was appointed by President Ronald Reagan as Assistant Director for Engineering of the National Science Foundation, for which he received the Foundation’s Distinguished Service Award. He has authored over 300 papers, six books, and holds approximately 50 patents. Dr. Suh holds a B.S. and M.S. from MIT, and has received a Ph.D. from Carnegie Mellon University. In addition to many honors and awards from many countries, Dr. Suh also received three honorary doctorate degrees. Dr. Suh currently serves on the Board of Directors of Trexel, Inc., Tribotek, Inc., ParkerVision, Inc., Axiomatic Design Software, Inc., and Therma Wave, Inc. Dr. Suh currently serves as a member of Class III of the Board of Directors, and his current term will expire at the annual meeting in 2006.

Compensation Committee Interlocks and Insider Participation

The current members of the Compensation Committee of the Board of Directors are John D. Howard and Michael A. Krupka. Neither Mr. Howard nor Mr. Krupka is an officer or employee, or a former officer or employee, of the Company.

Board of Director Independence

After a review of all relevant transactions or relationships between each director, or any of his or her family members, and the Company, its senior management and its independent auditors, the Board has affirmatively determined that all of the directors of the Company, other than Messrs. Tan and Eggebrecht, are “independent” within the meaning of the applicable Nasdaq rules. The Company’s independent directors meet in regularly scheduled executive sessions at which only independent directors are present.

Shareholder Communications with the Board of Directors

The Board of Directors provides a process by which shareholders may communicate with the Board. Shareholders who wish to communicate with the Board may do so by sending written communications addressed to the Board of Directors or any individual director, at Integrated Circuit Systems, Inc., 2435 Boulevard of the Generals, Norristown, Pennsylvania, 19403. The Company will forward all mail received at the Company’s corporate office that is addressed to the Board of Directors or any member of the Board. All such communications will be compiled by the Secretary of the Company and submitted to the Board of Directors on a periodic basis.

Committees and Meetings of the Board of Directors

During the year ended July 3, 2004, the Board of Directors met five times. Each incumbent director attended at least 75% of the aggregate of the total number of meetings of the Board and committees of the Board on which he served.

The Board of Directors has three standing committees: an Audit Committee, a Compensation Committee and a Nominating Committee.

Audit Committee. On April 23, 2003, the Audit Committee recommended for approval, and the Board of Directors subsequently approved, a revised Audit Committee Charter, which was attached, as Appendix A, to the proxy statement for the year ended June 28, 2003. During the year ended July 3, 2004, the Audit Committee met four times. The members of the Audit Committee are Mr. Boreen, Mr. Howard and Dr. Suh, each of whom is independent with the meaning of the applicable rules and regulations of the SEC and Nasdaq.

The Board of Directors has determined that the Audit Committee does not have an “audit committee financial expert” as that term is defined in the SEC’s rules and regulations. However, the Board of Directors believes that each of the members of the Audit Committee has demonstrated that he is capable of analyzing and evaluating the Company’s financial statements and understanding internal controls and procedures for financial reporting. As the Board of Directors believes that the current members of the Audit Committee are qualified to carry out all of the duties and responsibilities of the Company’s Audit Committee, the Board does not believe that it is necessary at this time to actively search for an outside person to serve on the Board of Directors who would qualify as an audit committee financial expert.

The Audit Committee’s functions and responsibilities include:

•	reporting to the Board of Directors regarding the appointment of our independent public accountants, the scope and results of our annual audits, compliance with our accounting and financial policies and management’s procedures and policies relative to the adequacy of our internal accounting controls;

•	appointment, compensation, and oversight of the independent public accountants for the purpose of preparing an audit report or related work;

•	oversight and administration of procedures for the receipt, retention and treatment of complaints received by the Company (which may be submitted by employees on a confidential and/or anonymous) regarding accounting, internal accounting controls, or auditing matters; and

•	reviewing the Company’s annual report and quarterly reports and ensuring that these reports fairly represent our operations.

Compensation Committee. Our Compensation Committee reviews and makes recommendations to the Board of Directors regarding our compensation policies and all forms of compensation to be provided to our executive officers. In addition, the Compensation Committee reviews bonus and stock compensation arrangements for all of our other employees. The Compensation Committee consists of Messrs. Howard and Krupka, both of whom are independent within the meaning of applicable Nasdaq rules. During the year ended July 3, 2004, the Compensation Committee met one time.

Nominating Committee. Our Nominating Committee consists of four non-employee directors. In January 2004, the Board approved the Nominating Committee Charter, which is attached to this Proxy Statement as Appendix 1. The Committee members are Messrs. Dominik, Howard, Krupka and Suh, each of whom is independent, as that term is defined by the applicable Nasdaq rules. During the year ended July 3, 2004, the Nominating Committee met one time.

The Nominating Committee establishes the criteria for selecting candidates for nomination to the Board, actively seeks candidates who meet those criteria, and makes recommendations to the Board of nominees to fill vacancies on, or as additions to, the Board. The Nominating Committee seeks and evaluates director candidates based upon a number of criteria, including their integrity, experience, achievements, judgment, intelligence, personal character, capacity to make independent analytical inquiries, ability and willingness to devote adequate time to Board duties, ability to complement the Board’s existing strengths relative to the Company’s business, and likelihood that he or she will be able to serve on the Board for a sustained period. The independence criteria for potential independent director candidates are consistent with the applicable rules and regulations of the SEC and Nasdaq.

Each of the current nominees for director listed under the caption “Election of Directors” is an existing director standing for re-election. In connection with the 2004 Annual

Meeting, the Nominating Committee did not receive any recommendation for a candidate from any shareholder or group of shareholders owning more than 5% of our common stock.

Identification and Evaluation of Director Candidates. The Nominating Committee uses a variety of means for identifying nominees for director, including recommendations from current Board members, management of the Company and shareholders, as well as from professional search firms. In determining whether to nominate a candidate, the Nominating Committee considers the current composition and capabilities of serving Board members, as well as additional capabilities considered necessary or desirable in light of existing needs, and then assesses the need for new or additional members to provide those capabilities. In the case of candidates with high potential to satisfy the expectations, requirements, qualities and capabilities for Board membership, at least one member of the Nominating Committee will interview a prospective candidate. The Nominating Committee will also contact any other sources, including persons serving on another board with the candidate, it deems appropriate to develop a well-rounded view of the candidate. Reports from the interview with the candidate and/or Nominating Committee members with personal knowledge and experience with the candidate, information provided by other contacts, the candidate’s resume, and any other information deemed relevant by the Nominating Committee will be considered in determining whether a candidate should be nominated.

The policy of the Nominating Committee is to promote stability and continuity on the Board of Directors by re-nominating incumbent directors who continue to satisfy the Committee’s criteria for membership on the Board, whom the Committee believes continue to make important contributions to the Board and who consent to continue their service on the Board. In evaluating whether to nominate a director for re-election, the Nominating Committee will consider the following: whether the director continues to satisfy the minimum qualifications for director candidates adopted by the Committee; the performance of the director during the preceding term; and whether there exist any special, countervailing considerations against re-nomination of the director.

Shareholder Nomination of Directors. Shareholders may submit director nominations for consideration at future shareholder meetings. Generally, candidates recommended by a shareholder will be evaluated by the Nominating Committee under the same process described above. The Nominating Committee may also consider, as additional factors in its evaluation of shareholder recommended nominees, the size and duration of the recommending shareholder’s or shareholder group’s holdings of Company stock and the extent to which the recommending shareholder or group intends to continue holding Company stock, including, in the case of nominees recommended for election at an annual meeting of shareholders, whether the recommending shareholder intends to continue holding its interest at least through the time of such annual meeting. Further, the Nominating Committee will not evaluate a shareholder-recommended candidate unless and until the potential candidate indicates a willingness to serve as a director, complies with the expectations and requirements for Board service described above and provides all information required to conduct an evaluation.

Shareholders who wish to nominate a person for election as a director at the next annual meeting may do so either in addition to or in lieu of making a recommendation to the Nominating Committee. Such recommendations or nominations should be submitted in writing to the attention of Chairman, Nominating Committee, at our address at 2435 Boulevard of the Generals, Norristown, Pennsylvania, 19403, and should not include self-nominations. The Company’s By-laws contain provisions setting forth the requirements applicable to a stockholder nomination for director. These requirements are described in this Proxy Statement under the caption “Shareholder Proposals.”

Our Annual Meeting of Shareholders provides an opportunity each year for shareholders to ask questions of or otherwise communicate directly with members of our Board of Directors on matters relevant to the Company. Six of the Company’s directors attended the Company’s 2003 Annual Meeting of Shareholders.

EXECUTIVE COMPENSATION

The following table sets forth, for the fiscal years ended July 3, 2004, June 28, 2003 and June 30, 2001, the compensation paid by the Company to those persons who were at any time during the last completed fiscal year, the Company’s Chief Executive Officer, and its next most highly compensated executive officers whose total annual salary and bonus was in excess of $100,000 for the last completed fiscal year.

SUMMARY COMPENSATION TABLE

		Annual Compensation		Long Term Compensation Awards
Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)(1)	Securities Underlying Options(#)	All Other Compensation ($)(2)
Hock E. Tan	2004	334,517	247,031	125,000	12,460
CEO, President and	2003	310,408	196,312	—	11,529
Director	2002	296,751	59,812	125,000	10,623
Justine F. Lien	2004	199,135	91,350	—	11,499
Vice President and	2003	193,995	80,496	100,000	11,575
Chief Financial Officer	2002	180,000	28,080	130,000	11,898
Dinh N. Bui (3)	2004	209,231	94,828	—	6,496
Vice President, Frequency Timing Group
Randall R. Frederick (3)	2004	209,231	94,049	—	11,678
Vice President, Video Business Unit

(1)	Includes cash bonuses for services rendered in the applicable fiscal year.

(2)	Includes amounts contributed by the Company for fiscal year 2004 (i) under the Company’s 401(k) Plan as follows: Mr. Tan $11,956; Ms. Lien $10,995; Mr. Bui $5,992; and Mr. Frederick $11,174; and (ii) for premiums for a life insurance policy as follows: Mr. Tan $504; Ms. Lien $504; Mr. Bui $504; and Mr. Frederick $504.

(3)	Mr. Bui and Mr. Frederick were elected as executive officers in the 2004 fiscal year of the Company.

The following table sets forth the option grants during the fiscal year ended July 3, 2004 for the individuals named in the Summary Compensation Table.

OPTION GRANTS IN FISCAL YEAR ENDED JULY 3, 2004

	Individual Grants		Exercise or Base Price ($/Sh)	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term ($)
Name	Number of Securities Underlying Options Granted	Percent of Total Options Granted to Employees in Fiscal Year			5%	10%
Hock E. Tan	125,000	9.46%	28.09	8/8/2013	2,208,206	5,596,028
Justine F. Lien	—	—	—	—	—	—
Dinh N. Bui	—	—	—	—	—	—
Randall R. Frederick	—	—	—	—	—	—

The following table sets forth aggregate option exercises during the fiscal year ended July 3, 2004 and option values for the individuals named in the Summary Compensation Table.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND

FISCAL YEAR END OPTION VALUES

	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options At Fiscal Year End (#)	Value of Unexercised In-the-Money Options at Fiscal Year End ($)
Name			Exercisable/ Unexercisable	Exercisable/ Unexercisable
Hock E. Tan	230,492	7,041,308	233,958/206,250	3,812,813/508,703
Justine F. Lien	154,629	4,284,983	50,000/140,000	220,500/630,650
Dinh N. Bui	—	—	120,796/157,500	1,171,642/844,169
Randall R. Frederick	42,355	1,440,251	159,856/132,500	1,982,216/740,419

Compensation of Directors

The Company reimburses members of the Board of Directors for any out-of-pocket expenses incurred by them in connection with services provided in such capacity. In addition, the Company compensates independent members of the Board of Directors an annual stipend of $15,000 for services provided in such capacity, as well as $3,000 for each board meeting attended, and $2,000 for each committee meeting attended other than in conjunction with a full board meeting.

Executive Employment Agreement

In August 2003, the Compensation Committee approved an increase in the base salary of Hock E. Tan, as CEO and President, to $325,000 per year pursuant to an employment agreement that was entered into as of May 1999. In addition to his salary, Mr. Tan is eligible to earn an annual bonus of up to 150% of his base salary based upon our attaining certain performance targets established annually by the Board of Directors. Mr. Tan’s employment agreement may be terminated either by Mr. Tan’s resignation or by the Company, with or without cause. In the event the employment agreement is terminated without cause, or Mr. Tan resigns for good reason, the company is required to make severance payments to Mr. Tan in the amount of 125% of his then current base salary, plus any bonus earned, but unpaid (such bonus being prorated if Mr. Tan is terminated prior to the last day of the fiscal year) and health benefits. The foregoing severance payments are required to be made until twelve months following the termination.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s executive officers, directors and greater than 10% shareholders (“Reporting Persons”) to file reports of ownership (on Form 3) and periodic changes in ownership (on Forms 4 and 5) of Company securities with the Securities and Exchange Commission. Reporting Persons are required by Securities and Exchange Commission regulation to furnish the Company with copies of all Section 16(a) forms they file.

To the Company’s knowledge, based solely on review of the copies of such reports furnished to the Company and written representations of Reporting Persons that no other reports were required to be filed during the fiscal year ended July 3, 2004, all Section 16(a) filing requirements applicable to the Reporting Persons were complied within a timely manner during the last fiscal year.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The Company’s compensation program includes short and long-term incentives designed to attract, motivate and retain highly qualified executives who will effectively manage the Company and maximize shareholder value. The Board believes that executive officer compensation, including that of the Chief Executive Officer, should be significantly influenced by Company performance.

The Company’s compensation package for its executive officers consists of base salary and variable incentive compensation, consisting of two parts: a short-term cash bonus and long-term stock options. The variable portion of the compensation package is directly linked to Company performance. In setting total compensation, individual and Company performance are considered, as well as compensation survey data and other publicly available data of companies considered to be peers of the Company in the semiconductor industry.

The Board has established a comprehensive annual salary plan and policy for the Company’s senior executives. The salary plan was based upon industry and peer group data, as well as the past performance and expected future contributions of the individual executives. The Board also determined the base salary of the Chief Executive Officer based upon similar competitive compensation data and the Committee’s assessment of his performance and its expectation as to his future contributions in leading the Company.

The Company uses a system of “management by objectives” (“MBOs”) to determine cash bonuses. Under the Company’s bonus plan, employees, including executive officers, are eligible to receive cash bonuses based upon a combination of (i) the Company achieving revenue and earnings objectives, (ii) the employee’s business unit achieving its specific business and financial objectives, and (iii) the employee meeting specified performance objectives. Participating employees have a target bonus, expressed in terms of a percentage of base salary, which is dependent upon his or her position with the Company. For the fiscal year ended July 3, 2004, the bonus plan provided for target bonuses ranging from 10% to 75% of base salary. The target bonus for the Chief Executive Officer was 75%. This was based on the above objectives, including financial performance of the Company during the previous fiscal year. Based upon achievement of the aforementioned criteria, bonuses are determined and paid semi-annually. In addition to the target bonuses, discretionary bonuses may be determined and paid to certain senior managers and sales executives on a quarterly basis. The Board relies on the above data and its assessment of individual performance and achievement of business unit and Company results to objectives, and it exercises subjective judgment and discretion in light of this information and the Company’s compensation policies described above to determine base salaries and bonuses.

Beginning in May 1999, Mr. Hock E. Tan began serving as President and Chief Executive Officer of the Company. In August 2003, the Compensation Committee approved an increase in the base salary of Mr. Tan, as CEO and President, to $325,000 per year. In addition to his salary, Mr. Tan is eligible to earn an annual bonus of up to 150% of his base salary based upon our attaining certain performance targets established annually by the Board of Directors.

Stock options granted to employees typically vest over four years and are exercisable at fair market value on the anniversary of the date of grant. Since the value of an option bears a direct relationship to the Company’s stock price, it is an effective incentive for management to create value for shareholders. The Board therefore views stock options as a critical component of its long-term, performance-based compensation philosophy. As with the determination of base salaries and bonuses, the Committee relies on data of companies in the semiconductor industry, its assessment of the individual’s, the business unit’s and the Company’s performance and the stock option grants previously made, and exercises subjective judgment and discretion after careful consideration of this information and the Company’s general policies. Executive officers may also participate, along with other Company employees, in the Company’s 401(k) Plan, which includes Company matching contributions.

To the extent readily determinable and as one of the factors in its consideration of compensation matters, the Board considers the anticipated tax treatment to the Company and to the executives of various compensation. Some types of compensation and their deductibility depend upon the timing of an executive’s vesting or exercise of previously granted rights. Further interpretations of and changes in the tax laws also affect the deductibility of compensation. To the extent reasonably practicable and to the extent it is within the Board’s control, the Board intends to limit executive compensation in ordinary circumstances to that deductible under Section 162(m) of the Internal Revenue Code of 1986. In doing so, the Board may utilize alternatives (such as deferring compensation) for qualifying executive compensation for deductibility.

Michael A. Krupka

John D. Howard

AUDIT COMMITTEE REPORT

The Audit Committee has reviewed and discussed with management the Company’s audited financial statements for the fiscal year ended July 3, 2004.

The Audit Committee has discussed with PricewaterhouseCoopers LLP, the Company’s independent auditors, the matters required to be discussed by SAS 61 (Codification of Statements on Accounting Standards), which includes, among other items, matters related to the conduct of the audit of the Company’s financial statements.

The Audit Committee has also received written disclosures from PricewaterhouseCoopers LLP required by Independence Standards Board Standard No. 1 (which relates to the accountant’s independence from the Company) and has discussed with PricewaterhouseCoopers LLP their independence from the Company.

Based on the review and discussions referred to above, the Audit Committee recommended to the Company’s Board that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended July 3, 2004.

Henry I. Boreen

John D. Howard

Nam P. Suh

INDEPENDENT AUDITORS

The firm of PricewaterhouseCoopers LLP has been appointed as the Company’s independent auditors for the fiscal year ending July 2, 2005. Representatives of PricewaterhouseCoopers LLP are expected to be present at the meeting, will have the opportunity to make a statement at the meeting if they desire to do so and will be available at the meeting to respond to appropriate questions.

FISCAL YEAR 2004 AUDIT FEE SUMMARY

During fiscal year 2004, the Company retained as principal auditor, PricewaterhouseCoopers LLP, to provide services as set forth below.

Auditor Fees and Services

The following is a summary of the audit and tax fees billed to the Company by PricewaterhouseCoopers LLP for professional services rendered during the fiscal years ended July 3, 2004 and June 28, 2003:

Fee Category	Fiscal 2004 Fees ($)	Fiscal 2003 Fees ($)
Audit Fees (1)	310,000	391,352
Audit-Related Fees (2)	49,800	14,300
Tax Fees (3)	8,000	8,000
All Other Fees (4)	—	10,600
Total Fees	367,800	424,252

(1)	Audit Fees consist of fees billed for professional services rendered for the audit of the Company’s financial statements and for reviews of the interim financial statements included in the Company’s quarterly reports on Form 10-Q.

(2)	Audit-Related Fees consist of fees billed for professional services rendered for audit-related services including consultations on other financial accounting and reporting related matters.

(3)	Tax Fees consists of fees billed for professional services relating to tax compliance and other tax advice.

(4)	All Other Fees consist of fees billed for all other services.

Pre-Approval Policy

All audit related services, tax services and other services were pre-approved by the Audit Committee, which concluded that the provision of such services by PricewaterhouseCoopers LLP was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions. The Audit Committee’s pre-approval policies and procedures provide for pre-approval of audit, audit-related, tax services and other services. Unless a type of service to be provided by the independent public accountants has received general pre-approval, it will require specific pre-approval by the Audit Committee. Any proposed services exceeding pre-approved fee levels require specific pre-approval by the audit committee. The pre-approval fee levels for all services to be provided by the independent public accountants are established annually by the Audit Committee.

Stock Performance Chart

The following Stock Performance Chart compares the Company’s cumulative total shareholder return on its Common Stock for the period from May 23, 2000 (the date the Company’s Common Stock began trading publicly) to July 3, 2004, with the cumulative total return of the Nasdaq Stock Market (U.S.) Index and Philadelphia Semiconductor Index. The comparison assumes $100 was invested on May 23, 2000 in the Company’s Common Stock and in each of the foregoing indices and assumes reinvestment of dividends.

Security Ownership Of Certain Beneficial Owners And Management

The following table sets forth certain information with respect to the beneficial ownership of our Common Stock by: (i) each person who is known by the Company to own more than 5% of the Company’s outstanding voting securities and (ii) each of the Company’s directors and executive officers and all of the directors and executive officers as a group, in each case as of July 3, 2004, except as otherwise disclosed. Unless otherwise noted, to our knowledge, each of the following shareholders has sole voting and investment power as to the shares shown:

	Shares Beneficially Owned
Name and Address of Beneficial Owner	Number	Percent
Principal Shareholders:
FMR Corp. (1)	10,887,250	15.0%
82 Devonshire Street Boston, MA 20109
Franklin Resources, Inc. (2)	4,751,700	6.5%
One Franklin Parkway San Mateo, CA 94403

Directors and Executive Officers:
Hock E. Tan (3)	440,208	*
Justine F. Lien (4)	342,481	*
Dinh N. Bui (5)	278,296	*
Randall R. Frederick (6)	326,578	*
Lewis C. Eggebrecht (7)	111,721	*
Dr. Nam P. Suh (8)	24,000	*
John D. Howard (9)	94,517	*
Henry I. Boreen (10)	8,000	*
Directors and Executive Officers as a group (7 persons)	1,625,801	2.2%

*	Represents less than 1%.

(1)	Based on a Form 13F for the period ended June 30, 2004 filed with the SEC by FMR Corp. on August 16, 2004. FMR Corp. has sole voting power over 440,400 of the shares, and investment power over 10,887,250 of the shares.

(2)	Based on a Form 13F for the period ended June 30, 2004 filed with the SEC by Franklin Resources, Inc. on August 13, 2004. This amount includes 4,751,700 shares of common stock beneficially owned by one or more open closed-end investment companies or other managed accounts which are advised by Franklin Advisers, Inc., an investment adviser subsidiary of Franklin Resources, Inc. Franklin Advisers, Inc. has sole voting and investment power over all 4,751,700 of the shares.

(3)	Includes 440,208 shares of common stock issuable upon exercise of options.

(4)	Includes 190,000 shares of common stock issuable upon exercise of options.

(5)	Includes 278,296 shares of common stock issuable upon exercise of options.

(6)	Includes 322,356 shares of common stock issuable upon exercise of options.

(7)	Includes 8,000 shares of common stock issuable upon exercise of options, and 103,721 shares of common stock held by the Lewis C. and Rebecca J. Eggebrecht Living Trust, of which Mr. Eggebrecht is a Trustee.

(8)	Includes 24,000 shares of common stock issuable upon exercise of options.

(9)	Includes 16,000 shares of common stock issuable upon exercise of options.

(10)	Includes 8,000 shares of common stock issuable upon exercise of options.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Orders Placed with Affiliate of Directors

Michael A. Krupka and David Dominik, both of whom are directors of the Company, are members or general partners of certain investment funds associated with Bain Capital, LLC. Certain of these Bain Capital, LLC investment funds are also shareholders of ChipPAC, Inc., one of our production vendors. Our orders to ChipPAC totaled approximately $0.4 million for fiscal year 2004, $0.5 million for fiscal year 2003 and $1.0 million for fiscal year 2002, and were on market terms.

SHAREHOLDER PROPOSALS

In order for a nomination for the election of a director or any other proposal to be presented by any shareholder at the Company’s 2005 Annual Meeting of Shareholders, notice of the nomination or other proposal, together with the additional information required by the Company’s By-laws, must be delivered by the shareholder to the Secretary of the Company at its principal executive offices not less than 60 days and not more than 90 days before the date of the meeting and, in the case of a proposal, the proposal must be an appropriate subject for shareholder action under applicable law. If the Company announces the date of the 2005 Annual Meeting of Shareholders less than 70 days before the meeting, then the notice and other information concerning director nominations and shareholder proposals shall be required to be delivered by the shareholder to the Secretary of the Company no later than 10 days following the Company’s announcement of the meeting date. In the event that the Company receives, within the time frame set forth above, notice of a shareholder proposal which is not included in the Company’s proxy materials for the 2005 Annual Meeting of Shareholders, then so long as the Company includes in its proxy statement for that meeting, advice on the nature of the matter and how the named proxy holders intend to vote the shares for which they have received discretionary authority, such proxy holders may exercise discretionary authority with respect to such proposal, except to the extent limited by the SEC’s rules governing shareholder proposals. In order for a shareholder proposal to be considered for inclusion in the Company’s proxy statement and form of proxy relating to the 2005 Annual Meeting of Shareholders, the proposal must be received by the Company at its principal executive offices not later than May 31, 2005. Shareholders may contact the Corporate Secretary at the above address for a copy of the By-law provisions pertaining to shareholder nominations and proposals.

OTHER MATTERS

Management knows of no matters other than those listed in the attached Notice of the Annual Meeting that are likely to be brought before the Annual Meeting. However, if any other matters should properly come before the Annual Meeting or any adjournment thereof, the persons named in the enclosed proxy will vote all proxies given to them in accordance with their best judgment of such matters.

By Order of the Board of Directors,

Justine Lien
Chief Financial Officer and Corporate Secretary

Norristown, Pennsylvania

September 28, 2004

APPENDIX 1

INTEGRATED CIRCUIT SYSTEMS, INC.

BOARD OF DIRECTORS

NOMINATING COMMITTEE CHARTER

I.	ORGANIZATION

A. Membership

The Nominating Committee (the “Committee”) on the Board of Directors (the “Board”) of Integrated Circuit Systems, Inc. (the “Company”) shall consist of two or more “independent directors”, as such term is defined in the rules and regulations adopted by the Securities and Exchange Commission (“SEC”) and the Nasdaq Stock Market (“Nasdaq”). In addition to the independent directors, if the Committee consists of three or more directors, at least two of whom are independent, the Committee may include one member who is not independent pursuant to Nasdaq rules.

Membership on the Committee shall be determined annually by the Board upon the recommendation of the Committee. Unless a Chairman of the Committee is elected by the full Board, the members of the Committee may designate a Chairman of the Committee by majority vote of the full Committee Membership. A Secretary of the Committee shall be selected by the Chairman of the Committee. Should any member of the Committee cease to be independent, such member shall immediately resign his or her membership on the Committee. The Board of Directors may remove a member of the Committee. In case of a vacancy on the Committee, the Board may appoint an independent director to fill the vacancy for the remainder of the term.

B. Meetings

The Committee shall meet at least once each year. Additional meetings may be scheduled as needed and may be called by the Chairman of the Committee. A majority of the members of the Committee shall constitute a quorum for the transaction of business. Minutes shall be recorded by the Secretary to the Committee. Approval by a majority of the members present at a meeting at which a quorum is present shall constitute approval by the Committee. The Committee may also act by unanimous written consent without a meeting.

II.	BASIC FUNCTION AND PURPOSE

The Committee shall determine the nomination of Company directors to be selected by the Board of Directors for election by the shareholders. In the case of vacancies to the Board, the Committee shall determine the nomination of directors to be elected by the Board.

III.	RESPONSIBILITIES

The Committee, in consultation with the Chairman of the Board and the Chief Executive Officer, shall:

Review and make recommendations on the range of skills and expertise which should be represented on the Board, and the eligibility criteria for individual Board and committee membership. In the case of potential independent director candidates, such eligibility criteria shall be in accordance with SEC and Nasdaq rules.

1. Review and recommend to the Board the appropriate structure of the Board.

2. Identify and recommend potential candidates for election or re-election to the Board.

3. Have sole authority to retain and terminate any search firm to be used to identify director candidates, including sole authority to approve the search firm, fees and other retention terms.

4. Review and recommend to the Board the appropriate structure of Board committees, recommend committee assignments and the position of chairman of each committee. Review and make recommendations to the Board on the Company’s efforts to promote diversity among directors.

5. Assess succession planning for management and leadership of the Company.

6. Have authority to delegate any of its responsibilities to subcommittees or individuals as the Committee deems appropriate.

7. Have authority to obtain advice and assistance from internal and external legal, accounting or other advisers.

8. Review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board for approval.

9. Annually evaluate its own performance.

The Committee’s authority and responsibilities shall not deprive the right to determine nominations where that right legally belongs to a third party.

IV.	REPORTING RESPONSIBILITY

All action taken by the Committee shall be reported to the Board at the next Board meeting following such action.

In addition, nomination matters may be discussed in executive session with the full Board during the course of the year.

2

FRONT OF CARD

INTEGRATED CIRCUIT SYSTEMS, INC.

PROXY

Solicited on behalf of the Board of Directors

The undersigned hereby appoints Hock E. Tan and Justine F. Lien, and each of them, as proxies with full power of substitution, to vote all shares of common stock which the undersigned has power to vote at the Annual Meeting of Shareholders of Integrated Circuit Systems, Inc. to be held at 9:00am EST on October 28, 2004, and at any adjournment or postponement thereof, in accordance with the instructions set forth herein and with the same effect as though the undersigned were present in person and voting such shares.

THIS PROXY WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS MADE, IT WILL BE VOTED “FOR” ITEM 1, AND IN THE DISCRETION OF THE PROXIES UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

The Directors recommend a vote “FOR” item 1.

1. ELECTION OF CLASS I DIRECTORS FOR THREE-YEAR TERM: LEWIS C. EGGEBRECHT, HENRY I. BOREEN AND DAVID DOMINIK.

•	FOR all listed nominees

•	WITHHOLD AUTHORITY to vote for all listed nominees

•	LISTED NOMINEES except the following:

(INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, WRITE THE NAME OF SUCH NOMINEE(S) IN THE SPACE PROVIDED BELOW.)

(Please date and sign on reverse side)

BACK OF CARD:

(Continued from other side)

PLEASE INDICATE WHETHER YOU WILL ATTEND THE ANNUAL MEETING OF SHAREHOLDERS ON OCTOBER 28, 2004.

I ☐     plan / ☐     do not plan to attend the Annual Meeting.

PLEASE SIGN EXACTLY AS NAME APPEARS. JOINT OWNERS SHOULD EACH SIGN. EXECUTORS, ADMINISTRATORS, TRUSTEES, ETC. SHOULD SO INDICATE WHEN SIGNING. IF SIGNER IS A CORPORATION, PLEASE SIGN FULL NAME BY DULY AUTHORIZED OFFICER.

Dated: , 2004

Signature

(Shareholders Sign Here)

PLEASE RETURN IN THE ENCLOSED POSTAGE-PAID ENVELOPE